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                                                                    Exhibit 10.7

Memorandum of Understanding
BETWEEN
NetSat Express, Inc. and Applied Theory Communications, Inc.
--------------------------------------------------------------------------------

This Memorandum of Understanding is made this 18 day of December, 1996 by and between NetSat Express, Inc., a corporation organized under the laws of the State of Delaware, with a principal place of business at 400 OSER AVE, Suite 300, HAUPPAUGE, NY 11788 (hereinafter referred to as NSX).

And

Applied Theory Communications Inc., a corporation organized under the laws of the State of New York, with a principal place of business at 40 Cutter Mill Road, Suite 405, Great Neck, New York 11021 (hereinafter referred to as AppliedTheory).

Hereinafter referred to individually as "Party" and collectively as "the
Parties".

                                   WITNESSETH:

WHEREAS NSX wishes to be a full service International Satellite Internet Provider (SIP) and AppliedTheory is an experienced Internet Provider and Internet Solutions partner,

NSX and AppliedTheory want to expand in the domestic and International satellite Internet market through strategic alliance with each other which is intended to result in a joint venture.

NOW THEREFORE IT IS AGREED AS FOLLOWS:-

1.   Definitions

     o    "Commencement Date" shall mean the date of the Memorandum.
     o "Project" shall mean any venture falling within the mission of either Party where opportunity for joint participation seems to exist.
     o "Proposal" shall mean a formal and written document providing technical, financial and commercial information and conditions to a Customer for fulfilling a specific requirement.

2.   General Scope of Responsibilities

     The purpose of this MOU is to delineate an initial service and engineering


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scope of responsibilities for the NSX/AppliedTheory relationship which will include the following:

     A.   Internet Network Operations Center (NOC)
     B.   Internet Access
     C.   Internet Backbone
     D.   Support of Regional Customer Locations
     E.   Web Services
     F.   Intraneting Services
     G.   Training Services.

The details of these elements are described in Appendix A.

3.   Joint Marketing and Bidding

3.1 The parties will market their capabilities individually and jointly to all their existing and potential customers wherever such a capability is interpreted as having a potential for applications. The services provided Internationally shall be marketed under the NetSat name but with full and proper disclosure of the strategic alliance between NSX and AppliedTheory as a major benefit to the customer.

3.2 The Parties will jointly investigate and analyze requirements and prepare Proposals on a case by case basis.

3.3 The parties may agree to jointly undertake and implement Projects with both being equally responsible or with them mutually agreeing to divide responsibility for different aspects of the project.

4.   Jointly awarded Contracts

4.1 For each contract jointly awarded to the parties a separate agreement hereinafter referred to as a Project Agreement) will be concluded pertaining to the roles and responsibilities of each Party, the organizational structuring of the individuals involved, financial arrangements and commercial terms and conditions between the Parties.

4.2 Each of the Parties agrees that if it ("the first Party") is awarded a prime contract arising from a proposal, the first party shall procure the participation of the other Party ("the second Party") or the second's Party's acceptable nominee through a sub-contract or otherwise. The terms and conditions of all sub-contracts or any other form of sub-participation shall be negotiated in good faith. In the event that the said sub-contract or sub~participation is subject to


                                                                               2

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     the approval of the first party's customer/client, the first Party shall use its best endeavors to secure the participation of the second party.

4.3 The terms of the sub-contract or other participation shall include, along with other conditions mutually acceptable to the Parties, whatever provisions are required by law or regulation and the Parties specific compliance to those clauses of the prime contract that are mandatory for incorporation in the subcontract.

5.   Non Participation

     Where the Parties can work jointly on any project or contract, they will do so. The Parties, however, reserve the right to independently pursue projects within the scope of their unique expertise.

6.   Terms and Termination of Memorandum

This Memorandum shall be deemed effective from the date hereof and shall continue in force until terminated by one of the following events:

6.1 The parties dissolve this Memorandum by mutual consent expressed in writing.

6.2 Upon one of the Parties serving a notice of termination on the other Party in the event of such other Party filing a petition for compulsory or voluntary liquidation or entering into a scheme of arrangement or compromise with its creditors.

6.3 Upon the execution of a subsequent agreement or contract that is stated to supersede this Memorandum.

7.   Exclusivity

Where the Parties have agreed to pursue a project jointly, neither party shall, enter into any negotiations, discussions, deliberations, agreements or arrangements whatsoever with a third party (other than a shareholder of either Party or a House Account) with respect to any proposal or Project that the said Party is currently undertaking in collaboration with the other Party or that would compete with the capabilities, products or stated business objectives of the Parties except if mutually agreed upon. In the event a Shareholder or House Account shall suggests a joint project to either party, that party will utilize its best efforts to ensure the participation of both parties.

8.   Costs


                                                                               3

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Each party shall bear its own costs and expenses incurred in the performance of this Memorandum unless otherwise previously agreed by both parties in writing. It is anticipated that any resulting joint venture will provide for profit sharing between the parties according to a mutually agreed formula after all expenses have been paid.

9.   Publicity

No publicity or advertising relating to this Memorandum shall be released by any Party hereto without the prior written approval of the other Party.

10.  Assignment

Neither party hereto shall be entitled to cede or assign any of its rights, or delegate any of its obligations hereunder, except to a corporate affiliate, without the prior written consent of the other Party first being obtained, which shall not be unreasonably withheld.

11.  Non-solicitation

     APPLIEDTHEORY and NSX will not seek or offer employment to each others employee base.

12.  Law of the Memorandum

The validity, interpretation and performance of this memorandum shall be governed by the laws of the State of New York.

13.  Dispute Settlement

13.1 The Parties shall first use their best endeavors to resolve through mutual consultation through such negotiation or conciliation any dispute, difference or question arising between the Parties or their respective representatives or assigns which arise out of or in connection with the validity, interpretation, implementation of alleged breach of this Agreement.

13.2 In the event that a controversy or claim cannot be resolved within thirty
     (30) days subsequent to the commencement of such mutual consultation, either party may submit such controversy or claim to binding arbitration.

     All disputes arising in connection with the present agreement shall be finally settled under the Rules of Conciliation and Arbitration of the


                                                                               4

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     U.S. Chamber of Commerce in Washington, D.C. by one or more arbitrators appointed in accordance with said Rules.

14.  Notice

The Parties shall each designate a single person in their respective organizations to receive written disclosures and identifications and to be responsible for ensuring the observance of this Memorandum.

For NetSat Express, Inc. that address and person shall be: -

     Mr. Gerald A. Gutman
     President
     NetSat Express, Inc.
     400 Oser Avenue, Suite 300
     Hauppauge, NY 11788

For AppliedTheory that address and person shall be: -

     Dr. Richard Mandelbaum
     President
     AppliedTheory Communications, Inc.
     40 Cutter Mill Road, Suite 405
     Great Neck, NY 11021

     Signed this 18th day of December, 1996 by:



     Applied Theory Communications, Inc.



     /s/ Richard Mandelbaum
     --------------------------------------
     Richard Mandelbaum
     President



     NetSat Express, Inc.



     /s/ Gerald A. Gutman
     --------------------------------------
     Gerald A. Gutman
     President


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                                 Attachment "A"
                                     to the
                            NetSat/AppliedTheory MOU

                                   Version 5
                                 04-December-96

General Scope of Responsibilities

The purpose of this document is to outline an initial service and engineering scope of responsibilities for the NSX/AppliedTheory relationship. This document does not imply or discuss funding, capital costs or business relationships. The use of words such as provide, responsible and manage are used to define functional ownership only.

A.   NetSat Express Internet Network Operations Center

     The Internet Network Operations Center is multi-function Center that includes IP server based services, LAN and WAN interconnects and systems, monitoring and management controls and support services for customers. NOC functions are described in various sections of this document.

     1. AppliedTheory will design the Internet components of the NetSat USA NOC in the WSI/NSX facility in Hauppauge, New York. This includes Internet Access, Backbone Connectivity, Router configuration and maintenance and integration of Internet Services.

     2.   NSX engineering will take an active role in this design.

     3. NSX will be responsible for the building of this facility. AppliedTheory will advise on the construction of the Internet related equipment and interfaces.

     4. AppliedTheory will be responsible for the initial management and operations of the Internet aspects of facility until they can train the NetSat staff for a technology transfer. Both AppliedTheory and NSX will be responsible for supplying staff during this period. The time period of this technology transfer has not been determined, but will primarily focused on handing off the responsibilities to NSX quickly.

     5. Upon completing this technology transfer, AppliedTheory will provide phone support and under emergency situation could supply on-site help.

     6. Both Engineering groups believe it is necessary to jointly more explicitly define the following items before relevant technical design can progress.

          a. Services provided from this NOC such as News, Mail, FTP and administrative services including the initial and long-term volume and capacities required.

          b.   Interfaces to the Hughes Network System DirecpC and PES Networks


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          c.   DNS server responsibilities

          d. Distribution of Internet Servers and services (FTP, DNS, etc.) function between USA NOC and Regional Uplink Facilities.

          e.   Monitoring, management and trouble tracking systems

B.   Internet Access

     1. AppliedTheory will provide Internet access from their Deer Park POP to the NetSat Express/WSI facility. Upgrades and redundancy will be added as required.

     2. AppliedTheory is responsible for solving Internet problems with this link and other parts of the public Internet.

     3. AppliedTheory will provide the Backbone Router at the NetSat Express facility. The Backbone router will be considered part of the AppliedTheory Backbone Network.

          Both groups agree that CISCO are the routers of choice.

          Both AppliedTheory and NSX will jointly engineer the Backbone Router at the NSX facility. Jim Canniff and Dave Barr will jointly agree on the details and capabilities of this router. CISCO Series 4000 and 7000 routers will be considered. Sparing and Cisco maintenance will also be determined at this time.

          AppliedTheory will software manage this router. NSX will hardware manage the router with the help of AppliedTheory. There will be a joint installation. AppliedTheory and NSX will jointly maintain the router.

          NSX will provide a POTS (phone) line and modem at the router location so that AppliedTheory can have out-of-band access to the router. NSX/WSI will have SNMP and read access to this router. AppliedTheory will have read/write and SNMP access to this router.

          AppliedTheory will use this router to train NSX in the use and configuration of Backbone routers. Both parties should keep in mind that this router will likely be carrying commercial traffic during periods of training and the training sessions can not disrupt the daily operations of the network. (This router will be treated as a "production" router.)

          AppliedTheory will retain long term soffware management of this router and other AppliedTheory Backbone routers.


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     4.   The Internet Connectivity of the WSI corporate network will be transitioned from PSI to AppliedTheory. WSI and AppliedTheory will coordinate this effort. WSI will cut over from PSI to AppliedTheory during or after the building move. (Estimated date is 01-April-97.)

          WSI and NSX will be using this router and Internet link for their companies' business purposes (in addition to the eventual NOC and customer Internet traffic).

          AppliedTheory will consider WSI to be a NSX customer and the WSI use will be limited to its corporate Internet business unless mutually agreed arrangements are addressed. WSI will be limited in bandwidth based on WSI requirements, NSX management of hardware configuration and AppliedTheory pricing.

C.   NetSat Express Backbone Requirement

     1. AppliedTheory will provide the management of both Router to Router terrestrial and satellite Backbone links between the NSX NOC and their Regional Uplink Facilities for a period of one year (to be reviewed quarterly). AppliedTheory will train NSX on the Backbone Circuit Management for the eventual technology transition.

     2. AppliedTheory will provide Backbone router software management, configurations, monitoring, reporting on all Backbone routers and their interfaces for a period of one year (to be reviewed quarterly). NSX/WSI will have SNMP and read access to the Backbone routers. AppliedTheory will have read/write and SNMP access to the Backbone Routers. AppliedTheory will train NSX on the Backbone Router Management for the eventual technology transition.

     3. Both AppliedTheory and NSX will jointly engineer the Backbone Routers. Jim Canniff and Dave Barr will jointly agree on the details and capabilities of this router. Sparing and Cisco maintenance will also be determined at this time.

     4. NSX is responsible for Router to Router configuration across the satellite links. AppliedTheory will support NSX with problem solving and trouble-shooting.

     5. Both parties agree that CISCO is the router of choice for the Backbone network.

     6. The responsibility of ordering, payment and "Letter of Agency" for Backbone routers and terrestrial circuits will be determined.

     7. NSX will manage and maintain the Local Area Networks inside the USA NOC and Regional Uplink Facility. AppliedTheory will provide advise.


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     8.   Router installation and hardware maintenance inside the Regional
          Uplink Facility will be the responsibility of NSX with phone support from AppliedTheory

     9. NSX will provide POTs line and modem to router locations inside the Regional Uplink Facilities.

     10. AppliedTheory will provide routing protocol specifications for both IGP and EGP routing functions. AppliedTheory will provide a scaleable network routing plan for the Backbone network

D.   NetSat Remote Customer Locations

     1. NSX will be responsible for support of the equipment at the customer sites.

     2. In customer locations which have routers, AppliedTheory will advise on router selection and configurations (set a series of standard hardware and software configurations).

     3.   NSX will install, manage and maintain the routers at these sites.

     4.   NSX is responsible for the satellite links to and from these sites.

     5. AppliedTheory should not be responsible for local ISP connectivity problems when remote DirecPC users select local ISPs as their path from the customer site to the Internet.

     6. AppliedTheory will provide recommendations on the equipment, software and configurations for routers, Internet servers, terminal servers, modems and any other components for the proposed "cookie cutter" ISP sites.

E.   Customer Support and NOC Staffing

     1.   Remote sites are NSX customers.

     2. NSX is responsible for billing these customers. AT will help extract and collect this data.

     3. AppliedTheory will provide a NOC Staffing Plan to NSX for 7X24 customer support.

          AT will document the "Support Plan" for NSX. The Support Plan will include:

          a.   Mission
          b.   Staffing Plan
          c.   Equipment and software requirements
          d.   Job Description


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          e.   Schedule Plan
          f.   Training Plan
          g.   Outline Procedures and Policies

          AppliedTheory will provide temporary customer support while NSX builds its own support infrastructure. This support could be provided out of the AppliedTheory support headquarters in Syracuse or NYC.

          AppliedTheory to NSX customer support can be transitioned on a shift by shift basis as NSX grows.

          NSX strongly desires that all calls directed to this 7x24 customer support have the phone answered as "NetSat Express". NSX and AT will jointly address this issue.

          In order to support the services and products supplied by AppliedTheory, even after the above mentioned transition period, the AppliedTheory customer support facility will be available to NSX employees. NSX believes this support should also extend to specified "NSX Teaming Partners" at Regional Uplink Facilities.

          NSX and AT will work jointly to develop a support plan that allows the 'NSX Teaming Partners' at the Regional Uplink Facilities to be supported by the terms and conditions of the MOU and contracts.

          Before AppliedTheory can provide any future or temporary customer support functions for NetSat Express's customers, a definition of the Products and Services offered and formal procedures and guidelines relating to this customer service need to be jointly established. Also these procedures and guideline must address the "escalation pathes" which must be followed when a customer service issue warrants a level of support for which the support staff is not normally prepared to handle.

     4.   End-user documentation is the responsibility of NSX.

     5. AppliedTheory will provide to NSX documentation and specifications for services that are designed by AppliedTheory or jointly. This documentation may be incorporated into NSX end-user manuals.

     6. AppliedTheory will be responsible for monitoring and trouble-shooting the entire network segment from the Internet to the Backbone Routers at the NOC and Regional Uplink Facilities. Since NSX will often have personnel at these sites, they will be available to provide assistance.

     7. AppliedTheory will provide daily monitoring reports via Web interface for all AppliedTheory monitored and managed interfaces.


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     8.   AT has provided NSX with the "Director of Support Services Job
          Description" with salary range and "Recruitment Plan". These two documents are attached.

          NSX will hire the Directors of Support Services as quickly as is possible. As stated in the "Recruitment Plan", AT will actively participate in the recruitment and hiring.

F.   Provisioning

     1. AppliedTheory will be responsible for the procurement through InterNic (or the appropriate authority) of IP addresses and domain names unless NSX requests otherwise. AppliedTheory may not be able to provide address and name assignments where countries have independent control and limitations.

          AppliedTheory has obtained from InterNIC the Domain Name "netsatx.net" for use by NSX.

     2. AppliedTheory will supply to NSX a recommendation for test equipment and tools.

     3. Both parties will be responsible for jointly testing new connections and services.

G.   Internet Services

     1.   DNS, News, Mail and FTP servers need further specification including:
          a.   Product Description
          b.   Customer needs and capacities
          c.   Customer and market differentiation
          d. AppliedTheory will design and implementation these services to specifications.
          e. AppliedTheory will train NSX on maintenance and management of these services.
          f.   NSX will provide maintenance and management of these services.
          g. NSX will take care of the capital costs (hardware and software) for these services.

     2.   Web Hosting Services and Products
          a.   NSX and WSI has agreed to move the NSX and WSI websites (and Home
               Page) to the AppliedTheory Facility.
          b. NSX will have the option of selling the standard Web Services and Products. These services and products consists hosting customer websites at the AppliedTheory facilities in Syracuse and NYC.
          c. AppliedTheory will provide Product Description, Marketing Materials, product training, Sales Broker and order forms for this product.
          d. AppliedTheory may directly provide customer support for these products.


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          e.   AppliedTheory emphasizes that these services and products are tightly integrated and dependent on the current AppliedTheory facilities and hosting system and can not be easily modified.
          f. NSX NO LONGER desires that these services or products have an exclusive NetSat identity.
          g. Both NSX and AppliedTheory recognize that NSX end-users will require these services and products to be hosted at the Regional Uplink Facilities. Since this area has significant potential opportunities for both, this capability will be jointly addressed.

     3.   Security
          a.   Needs better description and definition of customer requirements.
          b.   Firewall implementation is perceived to be an optional product
          c. AppliedTheory has a security product (Gauntlet) that may be integrated based further requirements study.

     4. Access and other IP based NSX product descriptions and services (Gopher, Archie, Email (POP, SMTP, MIME), Listserv, News, Telnet, etc)
          a. AppliedTheory will provide NSX with assistance during initial product identification, descriptions and design.
          b.   NSX will document product descriptions.
          c.   NSX is responsible for all Access based marketing documents.

H.   Training

     1. AppliedTheory will provide on-going training to meet NSX requirements and technology transfer.

     2. AppliedTheory will offer employees from NSX the opportunity to be an apprentice in the AppliedTheory Operations Facility in Syracuse.

     3. AppliedTheory is offering a three day Internet training program for their in-house technical staff. This class will be offer from December 19 to 21 in Syracuse. Three NetSat employees will attend. The class will also be offered from January 6 to 9 in Syracuse. This class will be repeated two or three times a year.

     4. AppliedTheory also offers Internet Service Management courses, Internet Orientation Users Classes and Internet Awareness Courses for Managers. These courses will be available for NSX employees.

          Two NetSat employees will attend the Internet Service Management course in White Plains on December 10.


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     5.   AppliedTheory's Intranet and Training Products will also be available for NSX for resale (branding is available).

     6. NSX will provide employees with the necessary background and familiarity with network communications over satellite and the particulars of the HNS DirecPC and Personal Earth Stations.

     7. The training of NSX customer service people, agents and regional joint venture partners will supported by both AT and NSX.

I.   Employment

     1. AppliedTheory and NSX will not seek or offer employment to each others employee base.

     2. AppliedTheory and NSX may jointly recruit staff for training and or employment by AppliedTheory and eventual employment by NSX.

J.   Partners and Relationships

     1. NetSat will be responsible for interfaces with Hughes Network Systems in matters concerning the DirecPC and PES.

     2. AppliedTheory will be responsible for the interface with NYNEX and Sprint.

     3. NSX will be responsible for the technical assistance for the International Marketing Support. AppliedTheory engineering staff will be available for advice.

     4. NSX Engineering will provide the majority of the technical support for Proposals to potential customers. AppliedTheory engineering staff will be available for advice.

     5. If necessary, AppliedTheory will provide an Internet technical expert to accompany NSX to Brazil.

K.   Joint Development Team

     In order to "jump start" this venture, a "Joint Development Team" will be formed consisting of members of each organization. This team will initially be responsible for developing the processes necessary for ensuring the success of the project. Responsibilities also include system requirements and product description documents, design documents, schedules, milestones and project reviews. During the early stages, it is envisioned this team meet frequently and converse on a daily basis. After which, bimonthly (or a period to be determined) meeting will be held at alternating offices to review the progress, direction and future ventures. This JDT will be directed by a Engineering Team Leader from each group and these individuals will also serve as


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     "points of contact". Mark Oros and Don Gutman will function as the initial
     Team Leaders. The size and make up of this Team will be determined. However, at least two members of each organization should be assigned.

     AT has provided NSX with an initial description of the necessary project tasks required for the implement the above plans. This description was provided in a Microsoft Project formatted file.


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